Exhibit 10.11.4

Form of 2007 Performance Based Restricted Stock Unit Agreement

Under the Teradata Corporation 2007 Stock Incentive Plan

You have been awarded a number of restricted stock units (the “Stock Units”) under the Teradata Corporation 2007 Stock Incentive Plan (the “Plan”), as described on the restricted stock unit information page on the website of Teradata’s third party Plan administrator, subject to the terms and conditions of this 2007 Performance Based Restricted Stock Unit Agreement (this “Agreement”) and the Plan.

1. All, a portion, a multiple, or none of the Stock Units will become nonforfeitable (“Vested”) on the date (your “Vesting Date”) that the Compensation and Human Resource Committee of the Teradata Board of Directors (the “Committee”) determines that the performance goals set forth on Exhibit A (the “Performance Goals”) have been achieved during the period from [    ] through [    ] (the “Performance Period”) at the level described in Section 2 below, provided that (i) you are continuously employed by Teradata or any of its affiliate companies (referred to collectively herein as “Teradata”) until your Vesting Date, and (ii) the applicable performance measures described in Section 2 below are met. In no event shall the Vesting Date be later than December 1 of the calendar year following the end of the Performance Period.

2. Subject to your continued employment through the Vesting Date, in the event that Teradata achieves the Performance Goal during the Performance Period, you will become Vested on your Vesting Date in a designated percentage of the Stock Units awarded to you under this Agreement, as set forth on Exhibit A. The Performance Goal will be determined by the Committee, and will be communicated in your award letter.

3. If your employment with Teradata terminates prior to your Vesting Date due to (i) your death; (ii) cessation of active employment by Teradata as a result of a disability for which you qualify for benefits under the Teradata Long-Term Disability Plan or another long-term disability plan sponsored by Teradata (“Disability”); (iii) Retirement (defined as termination by you of your employment with Teradata at or after age 55 other than, if applicable to you, for Good Reason (as described below) following a Change in Control (as defined in the Plan); or (iv) reduction-in-force; then, on your Vesting Date, and based upon the Committee’s determination of the Performance Goal, a pro rata portion of the Stock Units will become Vested. The pro rata portion will be determined by calculating the total number of shares or cash you would have received (through vesting of Stock Units) if your Teradata employment had not terminated prior to your Vesting Date, and multiplying that number by a fraction, the numerator of which is the number of full and partial months of employment you completed after the date of grant of this award, and the denominator of which is the number of months in the Performance Period. If your employment terminates prior to your Vesting Date for any reason other than as otherwise described in this Section 3, the Stock Units will automatically terminate and be forfeited and no shares or cash will be issued or paid (as the case may be).

Notwithstanding any provision in this Agreement to the contrary:

(i) in the event a Change in Control occurs on or prior to the first anniversary of grant and this restricted stock unit award is not assumed, converted or replaced by the continuing entity, the Stock Units shall vest immediately prior to the Change in Control (without regard to performance or pro-ration) at the “Target” level,

(ii) in the event a Change in Control occurs after the first anniversary of grant and this restricted stock unit award is not assumed, converted or replaced by the continuing entity, the Stock Units shall vest immediately prior to the Change in Control (without regard to performance after the Change in Control or pro-ration) based on actual performance through the end of the calendar year immediately preceding the date on which the Change in Control occurs,

(iii) in the event of a Change in Control on or prior to the first anniversary of grant wherein this restricted stock unit award is assumed, the Stock Units shall vest at the end of the Performance Period (without regard to performance or pro-ration) at the “Target” level, subject to your continued employment through the end of the Performance Period, and

(iv) in the event of a Change in Control after the first anniversary of grant wherein this restricted stock unit award is assumed, the Stock Units shall vest at the end of the Performance Period (without regard to performance after the Change in Control or pro-ration) based on actual performance through the end of the calendar year immediately preceding the date on which the Change in Control occurs, subject to your continued employment through the end of the Performance Period.

Notwithstanding the provisions of clause (iii) and (iv) to the contrary, if, during the 24 months following the Change in Control, you incur a Termination of Employment (as defined in the Plan) by the Company other than for Cause or Disability (as such terms are defined in the Plan) or, if you are a participant in the Teradata Change in Control Severance Plan, a Teradata Severance Policy or a similar arrangement that defines “Good Reason” in the context of a resignation following a Change in Control, to the extent not then-vested, the Stock Units shall vest immediately upon your Termination of Employment at the level specified in clause (iii) or (iv) as applicable

4. Except as may be otherwise provided in this Section 4, when Vested, the Stock Units will be paid to you within 30 days after the Vesting Date in shares of Teradata common stock (such that one Stock Unit equals one share of Teradata common stock) or, in Teradata’s sole discretion, in an amount of cash equal to the Fair Market Value (as defined in the Plan) of such number of shares of Teradata common stock as of the Vesting Date (or such earlier date upon which the Stock Units have become Vested pursuant to Section 3 of this Agreement), or a combination thereof.

To the extent that the Stock Units become Vested pursuant to Section 3 of this Agreement and your right to receive payment of Vested Stock Units constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then payment of such Stock Units shall be subject to the following rules: (i) the Vested Stock Units will be paid to you within 30 days after the earlier of (a) your “separation from service” within the meaning of Section 409A of the Code, or (b) the Vesting Date; (ii) notwithstanding the foregoing, if the Stock Units become payable as a result of your “separation from service” within the meaning of Section 409A of the Code (other than as a result of death), and you are a “specified employee” as determined under Teradata’s policy for determining specified employees on the date of separation from service, the Stock Units shall be paid no earlier than the first business day after the date that is six months following your “separation from service” within the meaning of Section 409A of the Code; and (iii) Teradata may, in its sole discretion and to the extent permitted by Treasury Regulation § 1.409A-3(j)(4)(ix)(B), terminate this Agreement and pay all outstanding Stock Units to you within 30 days before or 12 months after a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of Teradata within the meaning of Section 409A of the Code.

5. By accepting this award, unless disclosure is required by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Stock Units will be forfeited if you violate the terms and conditions of this Section 5.

6. At all times before your Vesting Date, the Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, will or by the laws of descent and distribution upon your death. As soon as practicable after your Vesting Date, if Stock Units are to be paid in the form of shares of Teradata common stock, Teradata will instruct its Transfer Agent and/or third party Plan administrator to record on your account the number of such shares underlying the number of Stock Units, and such shares will be freely transferable.

7. Any cash dividends declared before your Vesting Date on the shares underlying the Stock Units shall not be paid currently, but shall be converted into additional Stock Units. Any Stock Units resulting from such conversion (the “Dividend Units”) will be considered Stock Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein. As of each date that Teradata would otherwise pay the declared dividend on the shares underlying the Stock Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section 7, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Stock Units but not paid on the Dividend Payment Date by the Fair Market Value of Teradata’s common stock on the Dividend Payment Date.

8. Teradata has the right to deduct or cause to be deducted from, or collect or cause to be collected, with respect to the taxation of any Stock Units, any federal, state or local taxes required by the laws of the United States or any other country to be withheld or paid with respect to the Stock Units, and you or your legal representative or beneficiary will be required to pay any such amounts. By accepting this award, you consent and direct that, if you are paid through Teradata’s United States payroll system at the time the Stock Units vest, Teradata’s stock plan administrator will withhold or sell the number of Stock Units from your award as Teradata, in its sole discretion, deems necessary to satisfy such withholding requirements. If you are paid through a non-United States Teradata payroll system, you agree that Teradata may satisfy any withholding obligations by withholding cash from your compensation otherwise due to you or by any other action as it may deem necessary to satisfy the withholding obligation.

9. In exchange for the Stock Units, you agree that during your employment with Teradata and for a period of twelve (12) months after the termination of employment (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of Teradata, (1) render services directly or indirectly to, or become employed by, any Competing Organization (as defined in this Section 9) to the extent such services or employment involves the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by Teradata to its customers and upon which you worked or in which you participated during the last two (2) years of your Teradata employment; (2) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata to terminate his or her employment with or otherwise cease his or her relationship with Teradata; or (3) solicit the business of any firm or company with which you worked during the preceding two (2) years while employed by Teradata, including customers of Teradata. If you breach the terms of this Section 9, you agree that in addition to any liability you may have for damages arising from such breach, any unvested Stock Units will be immediately forfeited, and you will pay to Teradata the Fair Market Value of any Stock Units that Vested or cash paid to you in lieu of such Stock Units that were issued during the twelve (12) months prior to the date of termination of your employment. Such Fair Market Value shall be determined as of your Vesting Date. If you breach the terms of this Section 9 prior to the end of the Performance Period but after your employment terminates due to the circumstances described in the first paragraph of Section 3, your award will be forfeited and you will not receive a pro rata portion of the Stock Units.

As used in this Section 9, “Competing Organization” means an organization identified by the Chief Executive Officer of Teradata as a Competing Organization for the year in which your employment with Teradata terminates, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by Teradata to its customers. The list of Competing Organizations identified by the Chief Executive Officer is maintained by the Teradata Law Department.

10. By accepting the Stock Units, you agree that, where permitted by local law, any controversy or claim arising out of or related to your employment relationship with Teradata shall be resolved by arbitration. If you are employed in the United States, the arbitration shall be pursuant to the Teradata dispute resolution policy and the then current rules of the American Arbitration Association and shall be held in the city of the location of the headquarters of Teradata. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of the business unit in which you work. The arbitration shall be held before a single arbitrator who is an attorney knowledgeable in employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the state in which the headquarters of Teradata is located. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association for an arbitration held in the United States, or similar applicable rules for an arbitration held outside the United States. The Stock Units will be forfeited if the Committee determines that you engaged in misconduct in connection with your employment with Teradata.

Notwithstanding the preceding subparagraph, you acknowledge that if you breach Section 9, Teradata will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach of Section 9 Teradata may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief to preserve the status quo pending appointment of an arbitrator and completion of an arbitration. You stipulate to the exclusive jurisdiction and venue of the state and federal courts located in the location from which Teradata’s equity programs are administered, for any such proceedings.

11. Subject to the terms of this Agreement, you may at any time designate one or more beneficiaries to receive all or part of any Stock Units. In the event of your death, any Stock Units distributable hereunder that are subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Stock Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Stock Units in question may be transferred to your estate, in which event Teradata will have no further liability to anyone with respect to such Stock Units.

12. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction (including an arbitration tribunal), it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law.

13. The terms of this award of Stock Units as evidenced by this Agreement may be amended by the Teradata Board of Directors or the Committee.

14. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to matters involving choice of law the terms and conditions of Section 10 of this Agreement shall prevail.

Exhibit A [FOR GRANTS BETWEEN 10/1/07 AND 12/31/2007]

Pursuant to the Form of 2007 Performance Based Restricted Stock Unit Agreement (the “Agreement”), the following sets for the Performance Goals to be achieved for the period from [                    ] to [                    ] (the “Performance Period”).

The number of restricted stock units (the “Stock Units”) that will become Vested on your Vesting Date will depend on Teradata’s achievement of Revenue and Operating Income for the Performance Period.

For amounts of Revenue and Operating Income between the Threshold and Target levels or between the Target and Maximum levels, straight line interpolation, rounded up to the next whole share, will be used to determine the number of Stock Units that become Vested. The amount of Revenue and Operating Income at Threshold, Target and Maximum levels will be determined by the Committee.

“Revenue” is defined as the amount of “Net Customer Revenue” as reported by Teradata Corporation during the Performance Period. “Operating Income” is defined as “Income Before Taxes” minus “Operating Income/Expense” as reported by Teradata Corporation during the Performance Period.

Exhibit A [FOR STUB PERIOD AWARDS GRANTS IN OCTOBER 2007]

Pursuant to the Form of 2007 Performance Based Restricted Stock Unit Agreement (the “Agreement”), the following sets for the Performance Goals to be achieved for the period from October 1, 2007 to December 31, 2008 (the “Performance Period”).

1. All, a portion, a multiple, or none of the Stock Units will become nonforfeitable (“Vested”) on the date (your “Vesting Date”) that the Compensation and Human Resource Committee of the Teradata Board of Directors (the “Committee”) determines whether Teradata has achieved Cumulative Net Operating Profit (“CNOP”) for the Performance Period.

2. The number of Stock Units that will become Vested on your Vesting Date will depend on Teradata’s achievement of CNOP for the Performance Period, as follows:

Cumulative Net Operating Profit Level	Stock Units Earned (as a % of Stock Units Awarded)
Threshold	25%
Target	100%
Maximum	150%

3. For amounts of CNOP between the Threshold and Target levels or between the Target and Maximum levels, straight line interpolation, rounded up to the next whole share, will be used to determine the number of Stock Units that become Vested. The amount of CNOP at Threshold, Target and Maximum levels will be determined by the Committee, and will be communicated in your award letter.

4. “CNOP” is defined as (A minus (B times C)). “A” equals the cumulative “Non-Pension Operating Income” (which is operating income before defined benefit pension expense (or income) and including costs attributable to stock options) for the Performance Period, as reported by Teradata at the conclusion of the Performance Period. “B” equals “Controllable Capital”, which is working capital (comprised of accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus the sum of Property, Plant & Equipment , other current assets excluding taxes, and capitalized software, minus the sum of payroll and employee benefits and other current liabilities, excluding taxes and severance (FAS 112 liability). “C” equals 10%, which approximates Teradata’s weighted average cost of capital.

5. Notwithstanding any other provision of the Agreement, the Stock Units will become Vested only if Teradata achieves a minimum “Return on Capital” result for the Performance Period as described in your award letter. For purposes of this Agreement, “Return on Capital” shall mean Non-Pension Operating Income divided by Controllable Capital, each as defined in Section 2 above.